EXHIBIT (a)(1)(E)

Offer to Purchase for Cash

by

PharmaCyte Biotech, Inc.

Up to 7,750,000 Shares of its Common Stock

At a Cash Purchase Price of $3.25 per Share

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1)

MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 9, 2023, UNLESS THE OFFER IS

EXTENDED OR TERMINATED (SUCH DATE AND TIME, AS THEY MAY BE EXTENDED, THE

“EXPIRATION DATE”).

May 11, 2023

To Our Clients:

Enclosed for your consideration are the Offer to Purchase, dated May 11, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Offer”) in connection with the offer by PharmaCyte Biotech, Inc., a Nevada corporation (the “Company,” “we,” “us” or “our”), to purchase for cash up to 7,750,000 shares of our common stock, par value $0.0001 per share (each, a “Share,” and collectively, “Shares”), at a price of $3.25 per Share (the “Purchase Price”), less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer.

Upon the terms and subject to the conditions of the Offer, if 7,750,000 Shares or less are properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase all Shares properly tendered. All Shares acquired, if any, in the Offer will be acquired at the Purchase Price. Only Shares properly tendered and not properly withdrawn will be purchased. However, because of proration and the conditional tender provisions described in the Offer to Purchase, the Company may not purchase all of the Shares tendered if more than 7,750,000 Shares are properly tendered and not properly withdrawn.

Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase. The description of the Offer in this letter is only a summary and is qualified by the terms and conditions of the Offer set forth in the Offer to Purchase, the Letter of Transmittal and other related materials.

The Company will not purchase any Shares tendered at prices in excess of the Purchase Price. When used together with a specific time, the term “Expiration Date” refers to the date on which the Offer expires. Upon the terms and subject to the conditions of the Offer, if 7,750,000 Shares or fewer are properly tendered and not properly withdrawn, the Company will purchase all Shares properly tendered and not properly withdrawn prior to the Expiration Date. Only Shares properly tendered and not properly withdrawn will be purchased in the Offer upon the terms of and subject to the conditions of the Offer (including the “Odd Lot” priority, proration and conditional tender provisions described in the Offer to Purchase). Under no circumstances will interest be paid on the Purchase Price for the Shares regardless of any delay in making such payment. All Shares acquired in the Offer, if any, will be acquired at the Purchase Price. The Company reserves the right, in its sole discretion, to increase or decrease the Purchase Price and to increase or decrease the number of Shares sought in the Offer, subject to applicable law. In accordance with the rules of the Securities and Exchange Commission, if more than 7,750,000 Shares are properly tendered in the Offer, the Company may increase the number of Shares accepted for payment in the Offer by no more than 2% of the outstanding Shares, or increase the aggregate purchase price of Shares by no more than 2%, without extending the Offer.

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The Company reserves the right, in its sole discretion, to (i) upon the occurrence of any of certain conditions to the Offer more specifically described in the Offer to Purchase, (a) terminate the Offer and return all tendered Shares to the tendering stockholders, (b) extend the Offer and, subject to the withdrawal rights set forth in the Offer to Purchase, retain all of the tendered Shares until the expiration of the Offer as so extended, (c) waive a condition of the Offer and, subject to any requirement to extend the period of time during which the Offer is open, purchase all of the Shares properly tendered and not properly withdrawn prior to the Expiration Date or (d) delay acceptance for payment of or payment for Shares, subject to applicable law, until satisfaction or waiver of such condition, or (ii) amend the Offer in any respect, subject to applicable law.

If the conditions to the Offer have been satisfied or waived and more than 7,750,000 Shares have been properly tendered and not properly withdrawn prior to the Expiration Date, the Company will purchase Shares on the following basis:

(i) first, the Company will purchase all Odd Lots of less than 100 Shares at the Purchase Price from stockholders who properly tender all of their Shares and who do not properly withdraw them before the Expiration Date. Tenders of less than all of the Shares owned, beneficially or of record, by such Odd Lot Holder will not qualify for this preference;

(ii) second, after purchasing all Odd Lots that were properly tendered, subject to the conditional tender provisions described in the Offer to Purchase (whereby a holder may specify the minimum number of such holder’s Shares that must be purchased if any such Shares are purchased), the Company will purchase all Shares properly tendered on a pro rata basis with appropriate adjustment to avoid purchases of fractional Shares; and

(iii) third, only if necessary to permit the Company to purchase up to 7,750,000 Shares (or such greater amount the Company may elect to purchase, subject to applicable law), the Company will purchase Shares conditionally tendered (for which the condition was not initially satisfied) by random lot selection, to the extent feasible. To be eligible for purchase by random lot, stockholders whose Shares are conditionally tendered must have tendered all of their Shares. Random lot will be facilitated by the Company.

As a result of the foregoing priorities applicable to the purchase of Shares properly tendered, it is possible that fewer than all Shares that you tendered will be purchased or that, if a tender is conditioned upon the purchase of a specified number of Shares, none of those Shares that you tendered will be purchased even though those Shares were properly tendered and not properly withdrawn. Shares not purchased in the Offer, including Shares not purchased because of proration or conditional tender, will be returned to you at the Company’s expense promptly after the Expiration Date. See Section 1, Section 3 and Section 5 of the Offer to Purchase.

The Offer is not conditioned on any minimum number of shares being tendered. The Offer is, however, subject to certain other conditions. See Section 7 of the Offer to Purchase.

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We are the owner of record of Shares held for your account. As such, we are the only ones who can tender your Shares, and we can tender your Shares only pursuant to your instructions. WE ARE SENDING YOU THE LETTER OF TRANSMITTAL AND OTHER TENDER OFFER MATERIALS FOR YOUR INFORMATION ONLY; YOU CANNOT USE IT OR ANY OTHER MATERIALS TO TENDER SHARES WE HOLD FOR YOUR ACCOUNT.

Please instruct us as to whether you wish us to tender any or all of the Shares we hold for your account in accordance with the terms and subject to the conditions of the Offer.

Please note the following:

1.	You should consult with your broker or other financial or tax advisors on the possibility of designating the priority in which your Shares will be purchased in the event of proration.
2.	The Offer, proration period and withdrawal rights will expire at one (1) minute after 11:59 P.M., New York City time, on June 9, 2023, unless the Company extends or terminates the Offer in accordance with the terms and subject to the conditions of the Offer, subject to applicable law.
3.	If you hold an aggregate of less than 100 Shares, and you instruct us to tender on your behalf all such Shares before the Expiration Date and check the box captioned “Odd Lots” on the attached Instruction Form, the Company will accept all such Shares for purchase before proration, if any, of the purchase of other Shares properly tendered and not properly withdrawn pursuant to the Offer.
4.	If you wish to make your tender conditional upon the purchase of all Shares that you tender or upon the Company’s purchase of a specified minimum number of the Shares that you tender, you may elect to do so and thereby avoid possible proration of your tender. The Company’s purchase of Shares from all tenders that are so conditioned will be determined by random lot selection to the extent feasible, and to be eligible for purchase by random lot selection, any stockholder whose Shares are conditionally tendered must have tendered all of its Shares. To elect such a condition, complete the box entitled “Conditional Tender” in the attached Instruction Form.
5.	Tendering stockholders who are tendering Shares registered in their name and who are tendering such Shares directly to American Stock Transfer & Trust Company, LLC, the Depositary, will not be obligated to pay any brokerage commissions or fees to the Company or, except as set forth in the Offer to Purchase and the Letter of Transmittal, stock transfer taxes on the Company’s purchase of Shares under the Offer.

YOUR PROMPT ACTION IS REQUESTED. YOUR INSTRUCTION FORM SHOULD BE FORWARDED TO US WITH AMPLE TIME TO PERMIT US TO SUBMIT A TENDER ON YOUR BEHALF BEFORE THE EXPIRATION DATE. PLEASE NOTE THAT THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT ONE (1) MINUTE AFTER 11:59 P.M., NEW YORK CITY TIME, ON JUNE 9, 2023, UNLESS THE OFFER IS EXTENDED OR TERMINATED.

If you wish to have us tender any or all of your Shares, please so instruct us by completing, executing, detaching and returning the attached Instruction Form to us. If you authorize us to tender your Shares, we will tender all such Shares unless you specify otherwise on the attached Instruction Form.

The Offer is being made solely under the Offer to Purchase, the Letter of Transmittal and related materials, and is being made to all record holders of Shares. The Offer is not being made to, nor will tenders be accepted from or on behalf of, holders of Shares residing in any jurisdiction in which the making of the Offer or acceptance thereof will not be in compliance with the securities, “blue sky” or other applicable laws of such jurisdiction.

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INSTRUCTION FORM

The undersigned acknowledge(s) receipt of your letter and the enclosed Offer to Purchase, dated May 11, 2023 (together with any amendments or supplements thereto, the “Offer to Purchase”), the related Letter of Transmittal (together with any amendments or supplements thereto, the “Letter of Transmittal”) and other related materials (together with any amendments or supplements thereto, the Offer to Purchase and the Letter of Transmittal, the “Offer”) in connection with the offer by PharmaCyte Biotech, Inc., a Nevada Corporation (the “Company”), to purchase up to 7,750,000 shares of common stock, par value $0.0001 per share (each, a “Share,” and collectively, “Shares”), at a price of $3.25 per Share to the seller in cash, less any applicable withholding taxes and without interest, upon the terms and subject to the conditions of the Offer. Capitalized terms used herein and not defined herein shall have the meanings given to them in the Offer to Purchase.

The undersigned hereby instruct(s) you to tender to the Company the number of Shares indicated below, or, if no number is specified, all Shares you hold for the account of the undersigned, at the price per Share indicated below, upon the terms and subject to the conditions of the Offer.

Aggregate Number Of Shares To Be Tendered

By You For The Account Of The Undersigned: __________ Shares.

ODD LOTS

(See Instruction 13 of the Letter of Transmittal)

As described in Section 1 of the Offer to Purchase, under certain conditions, stockholders holding less than 100 Shares may have their Shares accepted for payment before any proration of other tendered Shares. This preference is not available to partial tenders, or to beneficial or record holders of an aggregate of 100 or more Shares, even if such holders have separate accounts with less than 100 Shares.

Accordingly, this section is to be completed ONLY if Shares are being tendered by or on behalf of a person owning, beneficially or of record, an aggregate of less than 100 Shares. The undersigned certifies that it either (check one box):

☐	owns, beneficially or of record, an aggregate of less than 100 Shares and is tendering all such Shares; or

☐	is a broker, dealer, commercial bank, trust company or other nominee that (i) is tendering, on behalf of the beneficial owner(s), Shares with respect to which it is the record holder and (ii) believes, based upon representations made to it by the beneficial owner(s) of such Shares, that each such person is the beneficial owner of an aggregate of less than 100 Shares and is tendering all such Shares.

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CONDITIONAL TENDER

(See Instruction 12 of the Letter of Transmittal)

A stockholder may tender Shares subject to the condition that a specified minimum number of the stockholder’s Shares tendered pursuant to the Letter of Transmittal must be purchased if any Shares tendered are purchased, all as described in the Offer to Purchase and particularly in Section 6 thereof. Unless at least that minimum number of Shares indicated below is purchased by the Company pursuant to the terms of the Offer, none of the Shares tendered by you will be purchased. It is the tendering stockholder’s responsibility to calculate that minimum number of Shares that must be purchased if any are purchased, and the Company urges stockholders to consult their own financial or tax advisors before completing this section. Unless this box has been checked and a minimum specified, the tender will be deemed unconditional.

☐	The minimum number of Shares that must be purchased, if any are purchased, is: Shares.

If, because of proration, the minimum number of Shares designated will not be purchased, the Company may accept conditional tenders by random lot, if necessary. However, to be eligible for purchase by random lot, the tendering stockholder must have tendered all of his or her Shares and checked this box:

☐	The tendered Shares represent all Shares held by the undersigned.

The method of delivery of this document is at the election and risk of the tendering stockholder. If delivery is by mail, then registered mail with return receipt requested, properly insured, is recommended. In all cases, sufficient time should be allowed to ensure timely delivery.

The Company’s Board of Directors has authorized the Company to make the Offer. However, none of the Company, any of the members of its Board of Directors, the Information Agent or the Depositary makes any recommendation to stockholders as to whether they should tender or refrain from tendering their Shares. None of the Company, any of the members of its Board of Directors, the Information Agent or the Depositary has authorized any person to make any recommendation to you as to whether you should tender or refrain from tendering your Shares. Stockholders should carefully evaluate all information in the Offer to Purchase and in the Letter of Transmittal, consult their own financial and tax advisors and make their own decisions about whether to tender or refrain from tendering your Shares and, if deciding to tender and how many Shares to tender.

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SIGNATURE

Signature(s):

Name(s):
(Please Print)

Taxpayer Identification or Social Security No.:
(Please Print)

Address(es):

(Include Zip Code)

Phone Number (including Area Code):

Date:

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